Exhibit 99.1
CONTACTS:
Mark Carter, VP Strategic Initiatives and Investor Relations (704) 557-8386
Joe Calabrese, Financial Relations Board (212) 827-3772
IMMEDIATE RELEASE
May 5, 2010
Lance, Inc. Reports Results for First Quarter 2010
•	Achieves first quarter net revenues of $221.6 million, a 3% increase over the 2009 first quarter

•	Reports 2010 first quarter earnings per diluted share of $0.04 excluding special items

•	Reports 2010 first quarter earnings per diluted share of a loss of $0.02 including special items

•	Declares quarterly dividend of $0.16 per share on common stock

•	Updates full year 2010 estimates
Charlotte, NC, — May 5, 2010 — Lance, Inc. (Nasdaq-GS: LNCE) today reported net revenues for the first quarter ended March 27, 2010 of $221.6 million, an increase of 3% over the prior year first quarter net revenues of $215.8 million.
The Company’s branded product net sales, which represented about 57% of total revenue in the 2010 first quarter, decreased approximately 1% from the first quarter of 2009. Net revenue was negatively impacted by increased promotional pricing during the first quarter of 2010. Sales of branded products to grocery stores, dollar stores, mass merchandisers and distributors increased compared to the same quarter of last year due to the acquisition of Stella D’oro, new product offerings and growth of existing products with new and established customers. These increases were more than offset by double-digit revenue declines from certain channels, including convenience stores, up-and-down the street customers, and food service establishments, largely reflecting the impact of lower consumer spending in these channels.
The Company’s non-branded product net sales increased approximately 7% in the 2010 first quarter. Growth in this category was well below recent trends, reflecting increased promotional activity from branded competitors, resulting in lower volume than the Company’s expectations
Lance realized first quarter 2010 net income of $1.2 million excluding special items, or $0.04 per diluted share, as compared to first quarter 2009 net income of $6.5 million, or $0.20 per diluted share. The special items recognized during the first quarter of 2010 consisted of after-tax expenses of $1.9 million associated with an unsuccessful bid for a targeted acquisition. Including the special items identified above, first quarter 2010 net loss was $0.8 million, or a loss per diluted share of $0.02.

Comments from Management
“We are disappointed that our first quarter revenue, profit margin and EPS were well below our expectations,” commented David V. Singer, President and Chief Executive Officer. “Our non-branded sales were impacted by more aggressive promotional pricing by branded competitors. Our branded sales suffered from less effective promotions in an increasingly competitive environment. Because we expected higher sales in the first quarter, we committed additional costs to support future growth. The combination of higher costs, softer than planned volume, and less productive promotions lowered our profit margin significantly in the quarter. Since this margin squeeze occurred in our seasonally weakest quarter, our EPS suffered significantly. We are taking steps to reduce our operating costs, making changes to our promotional approach to improve productivity, and taking actions to support our volume growth. We believe these measures will drive a rebound in our profit margin, especially as we move into our seasonally stronger quarters.”
Company 2010 Estimates Updated
Based on its assessment of the current operating and competitive environment, the Company revised its net revenue estimate for the full year 2010 to a range of $930 and $950 million, and its earnings per diluted share to a range of $1.10 and $1.25, excluding special items. The Company also revised its full year estimate of capital expenditures to a range of $35 to $40 million. Prior estimates, which were previously announced on February 10, 2010, reflected full year net revenue between approximately $965 and $990 million and earnings per diluted share between approximately $1.41 and $1.53, excluding special items. The Company’s previous estimate of capital expenditures was a range of $40 to $45 million.
Dividend Declared
The Company also announced the declaration of a quarterly cash dividend of $0.16 per share on the Company’s common stock. The dividend is payable on May 25, 2010 to stockholders of record at the close of business on May 17, 2010.
Conference Call
Lance, Inc. has scheduled a conference call and presentation with investors at 9:00 am eastern time on Wednesday, May 5, 2010 to discuss financial results. To participate in the conference call, the dial-in number is (800) 789-3681 for U.S. callers or (702) 696-4943 for international callers. A continuous telephone replay of the call will be available between 1:00 pm on May 5th and midnight on May 12th. The replay telephone number is (800) 642-1687 for U.S. callers or (706) 645-9291 for international callers. The replay access code is 70129099. Investors may also access a web-based replay of the conference call at Lance’s web site, www.lanceinc.com.
The conference call and accompanying slide presentation will be webcast live through the Investor Relations section of Lance Inc.’s website www.lanceinc.com. In addition, the slide presentation will be available to download and print approximately 30 minutes before the webcast at Lance’s Investor Relations home page.
About Lance, Inc.
Lance, Inc., headquartered in Charlotte, NC, manufactures and markets snack foods throughout much of the United States and other parts of North America. The Company’s products include sandwich crackers, sandwich cookies, potato chips, crackers, cookies, other snacks, sugar wafers, nuts, restaurant style crackers and candy. Lance has manufacturing facilities in North Carolina, Iowa, Georgia, Massachusetts, Texas, Florida, Ohio and Ontario, Canada. Products are sold under the Lance, Cape Cod, Tom’s, Archway, and Stella D’oro brand names along with a number of private label and third party brands. The Company’s products are distributed through a direct-store-delivery system, a network of independent distributors and direct shipments to customer locations. Products are distributed widely through grocery and mass merchant stores, convenience stores, club stores, food service outlets and other channels.
This news release contains statements which may be forward looking within the meaning of applicable securities laws. The statements may include projections regarding future earnings and results which are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ include general economic conditions, increases in cost or availability of ingredients, packaging, energy and employees, price competition and industry consolidation, risks from large customers, ability to execute strategic initiatives, product recalls or safety concerns, disruptions of our supply chain or information technology systems, changes in consumer preferences, food industry and regulatory factors, and interest rate and foreign exchange rate risks, as well as those that have been discussed in our most recent Form 10-K filed with the Securities and Exchange Commission.

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME/(LOSS)
(in thousands, except share and per-share amounts)
(unaudited)

	Quarter Ended
	March 27,	March 28,
	2010	2009
Net revenue	$221,617	$215,809
Cost of sales	137,868	131,413

Gross margin	83,749	84,396

Selling, general and administrative	80,420	73,505
Other expense, net	3,610	61

(Loss)/earnings before interest and income taxes	(281)	10,830

Interest expense, net	860	812

(Loss)/income before income taxes	(1,141)	10,018

Income tax (benefit)/expense	(371)	3,566

Net (loss)/income	$(770)	$6,452

Basic earnings per share	$(0.02)	$0.21
Weighted average shares outstanding — basic	31,758,000	31,403,000

Diluted earnings per share	$(0.02)	$0.20
Weighted average shares outstanding — diluted	31,758,000	32,064,000

LANCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 27,	December 26,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$5,826	$5,418
Accounts receivable, net of allowances of $1,123 and $972, respectively	87,858	87,172
Inventories	53,346	58,037
Prepaid income taxes	7,733	238
Deferred income taxes	5,181	9,790
Prepaid expenses and other current assets	17,023	18,227

Total current assets	176,967	178,882

Other assets:
Fixed assets, net of accumulated depreciation of $284,633 and $281,191, respectively	224,463	225,981
Goodwill, net	91,797	90,909
Other intangible assets, net	34,976	35,154
Other noncurrent assets	5,700	5,365

Total assets	$533,903	$536,291

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$29,286	$29,777
Other payables and accrued liabilities	51,901	66,589

Total current liabilities	81,187	96,366

Other liabilities:
Long-term debt	128,000	113,000
Deferred income taxes	36,896	35,515
Other noncurrent liabilities	16,392	16,723

Total liabilities	262,475	261,604

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock, 32,160,055 and 32,093,193 shares outstanding, respectively	26,799	26,743
Preferred stock, no shares outstanding	—	—
Additional paid-in capital	62,039	60,829
Retained earnings	170,417	176,322
Accumulated other comprehensive income	12,173	10,793

Total stockholders’ equity	271,428	274,687

Total liabilities and stockholders’ equity	$533,903	$536,291

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(in thousands)
(unaudited)

	Quarter Ended
	March 27,	March 28,
	2010	2009
Operating activities
Net (loss)/income	$(770)	$6,452
Adjustments to reconcile net income to cash from operating activities:
Depreciation and amortization	9,596	8,501
Stock-based compensation expense	1,821	1,575
Loss on sale of fixed assets	54	54
Impairment of long-lived assets	584	—
Changes in operating assets and liabilities	(12,819)	(20,458)

Net cash used in operating activities	(1,534)	(3,876)

Investing activities
Purchases of fixed assets	(7,605)	(5,238)
Proceeds from sale of fixed assets	61	206

Net cash used in investing activities	(7,544)	(5,032)

Financing activities
Dividends paid	(5,134)	(5,049)
Issuances of common stock	748	1,734
Repurchases of common stock	(1,261)	(127)
Net proceeds from existing credit facilities	15,000	14,000

Net cash provided by financing activities	9,353	10,558

Effect of exchange rate changes on cash	133	(8)

Increase in cash and cash equivalents	408	1,642
Cash and cash equivalents at beginning of period	5,418	807

Cash and cash equivalents at end of period	$5,826	$2,449

Supplemental information:
Cash paid for income taxes, net of refunds of $12 and $115, respectively	$842	$608
Cash paid for interest	$831	$856

LANCE, INC.
RECONCILIATION OF NON-GAAP MEASURES
(in thousands, except per-share amounts)
(unaudited)

	Net of	Per Diluted
Quarter Ended March 27, 2010	Tax	Share
Net Loss	$(770)	$(0.02)

Unsuccessful bid for targeted acquisition	1,930	0.06

Net Income, excluding special items	$1,160	$0.04

*	Includes $930 adjustment for income tax